UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2010

Vu1 CORPORATION
(Exact Name of Registrant as specified in its charter)

 California
(State or other jurisdiction of incorporation)

000-21864	84-0672714
(Commissioner File Number)	(IRS Employer Identification No.)

557 Roy Street Suite 125 Seattle, WA 98109
(Address of principal executive offices)

(888) 985-8881
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On January 12 and 13, 2010 SAM Special Opportunity Fund L.P. (“SAM”) made additional cash advances to Vu1 Corporation in the aggregate amount of $271,220.  The total principal amount is $284,000 which includes $12,780 of prepaid interest pursuant to their Amended and Restated Secured Convertible Grid Promissory Note (the “Promissory Note”) dated November 19, 2009.  This amount is currently convertible at $0.40 per share into 710,000 shares of common stock.  In connection with the loan advance we issued SAM a three-year warrant to purchase 355,000 shares of Vu1 common stock at an exercise price of $0.75 per share.  As previously reported on our Form 10-Q for the quarterly period ended September 30, 2009 dated November 23, 2009 (the “September 10-Q”), Vu1 Corporation entered a Security Agreement and Promissory Note with SAM  and Full Spectrum Capital LLC (“Full Spectrum”) providing for debt financing to Vu1.  Full Spectrum and SAM are not obligated to make any additional advances to Vu1 and there are no assurances that Vu1 will receive any additional amounts under the Notes.

A summary of the Notes to Full Spectrum and SAM as of January 13, 2010 follows:

		Total	Conversion
	Advances	Principal	Shares	Warrants
Full Spectrum	$1,634,497	$1,711,515	4,278,788	2,139,394
SAM	1,447,470	1,515,675	3,789,188	1,894,595
	$3,081,967	$3,227,191	8,067,976	4,033,989

Vu1’s obligations under the Notes are secured by a first priority security interest in all of Vu1’s assets, pursuant to the Security Agreement.

Full Spectrum is a recently formed LLC that is managed by R. Gale Sellers, an executive officer and director of Vu1.  The material terms of the Promissory Notes and Security Agreement are contained in Item 5 of the September 10-Q.  Copies of the Secured Promissory Notes and Security Agreement are included as Exhibit 10.1, 10.2 and Exhibit 10.3 to the September 10-Q and all such exhibits are incorporated herein by reference.  Readers are encouraged to review the September 10-Q and exhibits in their entirety.

The Board of Directors of Vu1 extended the time that the Company can accept funds under the Promissory Notes until February 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vu1 Corporation

Date: January 19, 2010	By:	/s/ Matthew DeVries
Matthew DeVries
Chief Financial Officer